Exhibit 10.2
Non-Employee Director Compensation Summary
1.      Each non-employee Board member (who is not affiliated with Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS”)) will receive a $20,000 annual retainer, payable quarterly in arrears. For each year, commencing in 2008, any such Board member may elect (by giving written notice to the Company on or before the first business day of the applicable calendar year) to receive such annual retainer in the form of shares of Common Stock of the Company, payable quarterly in arrears under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”) (with the value of such shares of Common Stock being the Fair Market Value (as defined in the Plan) thereof on the last business day of each calendar quarter). This annual retainer will be pro rated for any partial year.
2.      The chairman of the Audit Committee will receive an additional $10,000 annual retainer, payable quarterly in arrears. For each year, commencing in 2008, the chairman of the audit committee may elect (by giving written notice to the Company on or before the first business day of the applicable calendar year) to receive such annual retainer in the form of shares of Company Stock of the Company, payable quarterly in arrears under the Plan (with the value of such shares of Common Stock being the Fair Market Value thereof on the last business day of each calendar quarter). This additional annual retainer will be pro rated for any partial year.
3.      Each existing non-employee Board member (who is not affiliated with BRS) will receive an annual stock option grant of 1,000 shares on the first business day of each calendar year with the exercise price being the Fair Market Value thereof on the date of the grant; provided, however, that in the case of 2007, this grant will be made by the Compensation Committee as soon as practicable after March 6, 2007 with the exercise price being the Fair Market Value thereof on the date of the grant. Each annual grant will vest on the first anniversary of the grant.
4.      Each new non-employee director joining the Board will receive an initial stock option grant of 5,000 shares with the exercise price being the Fair Market Value thereof on the date of the grant. The grant will vest in three equal installments on the first, second and third anniversaries of the grant, respectively. Each new non-employee director will be eligible in the following year to receive the annual stock option grant referred to in Section 3 above.
5.      Each non-employee Board member (who is not affiliated with BRS) will receive an additional $3,000 for each Board meeting that such director attends in person and an additional $1,000 for each Board meeting that such director attends via telephone.
6.      Each non-employee member of a committee (who is not affiliated with BRS) other than the audit committee will receive an additional $1,000 for each committee meeting that such director attends in person and an additional $500 for each Board committee meeting that such director attends via telephone.

7.      Each non-employee member of the audit committee (who is not affiliated with BRS) will receive an additional $2,500 for each audit committee meeting that such director attends in person and an additional $1,000 for each audit committee meeting that such director attends via telephone.
8.      Each non-employee Board member and each member of a committee will be reimbursed for any out-of-pocket expenses reasonably incurred by him or her in connection with services provided in such capacity.
9.      At such time as BRS ceases to receive the annual fee under the Professional Services Agreement between Holdings and BRS, each non-employee Board member who is affiliated with BRS and each member of a committee who is affiliated with BRS will be eligible to receive the amounts referred to in Sections 1, 3, 5, 6 and 7 above payable to non-BRS affiliated Board members and committee members, as applicable.